Exhibit 99.1

Supreme Court of Virginia Agrees to Hear Appian Petition to Reinstate $2.036 Billion Verdict Against Pegasystems, Inc.

MCLEAN, VA — March 7, 2025 — Appian [Nasdaq: APPN] announced today that the Supreme Court of Virginia agreed to hear its petition seeking to reinstate the $2.036 billion judgment against Pegasystems, Inc. (“Pega”). The petition, which raised four different errors made by the Court of Appeals, seeks to restore the jury’s verdict of willful and malicious trade secret misappropriation. The petition was granted on each of the four issues.

Appian originally brought the case to trial to ensure the protection of its intellectual property, including its trade secrets. The unanimous verdict from the jury was based on seven weeks of testimony from dozens of witnesses and thousands of pages of evidence introduced to show that Pegasystems employed a “spy” to analyze the inner workings of Appian’s software, improve its own product, and generate billions of dollars in revenue based on its misappropriation.

“We are encouraged that the Supreme Court of Virginia has agreed to review our case. We look forward to being heard by the highest court in Virginia and remain hopeful the Court will reinstate the jury’s verdict and corresponding damages, which were in line with the scope of wrongdoing found in this case and which we believe is the correct legal outcome,” stated Christopher Winters, General Counsel of Appian.

The Supreme Court also agreed to hear Pega’s cross-appeal issues, which presented arguments regarding the sufficiency of the evidence of trade secret misappropriation. Those arguments have been rejected by both the trial court and the Court of Appeals. The Virginia jury found Pegasystems violated the Virginia Computer Crimes Act, but Pegasystems declined to appeal that ruling below, meaning that the Virginia Computer Crimes Act violation by Pegasystems remains confirmed and final.

The petition will be subject to further briefing and argument in front of the Supreme Court of Virginia. Appian cannot predict the outcome of any appeals or the time it will take to resolve them.

Forward-Looking Statements

This press release includes forward-looking statements. All statements contained in this press release other than statements of historical facts, including statements regarding Appian's ability to collect on the judgment, the outcome of any appeal, and the timing of such matters, are forward-looking statements. All aspects of the case could be subject to further appeal by Appian or Pegasystems. Appian cannot predict the outcome of any appeals or the time it will take to resolve them. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "will," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including the risks and uncertainties set forth in the "Risk Factors" section of Appian's Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on February 19, 2025 and other reports that Appian has filed with the Securities and Exchange Commission. Appian is under no duty to update any of these forward-looking statements after the date of this press release to conform these statements to actual results or revised expectations, except as required by law.

About Appian

Appian is The Process Company. We deliver a software platform that helps organizations run better processes that reduce costs, improve customer experiences, and gain a strategic edge. Committed to client success, we serve many of the world’s largest companies across industries. For more information, visit appian.com. [Nasdaq: APPN]

For more information, contact:

Cindy Cheng
Senior Director, Global Marketing Communications
pr@appian.com